SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2007

INSITE VISION INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-22332 (Commission File No.)	94-3015807 (I.R.S. Employer Identification Number

InSite Vision Incorporated
965 Atlantic Avenue
Alameda, California 94501
(Address of principal executive offices)

Registrant’s telephone number, including area code: (510) 865-8800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Exclusive License Agreement with Pfizer, Inc. and Pfizer Products, Inc.

On February 15, 2007, InSite Vision Incorporated (“InSite”) entered into a worldwide, exclusive, royalty bearing licensing agreement with Pfizer Inc. and Pfizer Products, Inc. (collectively, “Pfizer”) under Pfizer’s patent family titled “Method of Treating Eye Infections with Azithromycin” for ocular anti-infective product candidates known as AzaSite™ (or ISV-401) and AzaSite™ Plus (or ISV-502) (the “Pfizer License”).

Under the Pfizer License, InSite is required to pay Pfizer a single digit royalty based on net sales of the licensed products and to use reasonable commercial efforts to seek regulatory approval for and market licensed products. The Pfizer License provides InSite the right to grant sublicenses thereunder, subject to Pfizer’s prior approval (which approval shall not be unreasonably withheld).

The Pfizer License also contains payment and reporting terms, representations and warranties, disclaimers of warranties, limitation of liability, patent protection and enforcement, and indemnification provisions.

The Pfizer License can be terminated by Pfizer due to InSite’s uncured material breach, any insolvency event of InSite or if InSite or its sublicensee challenges the validity or enforceability of the licensed patents.

License Agreement with Inspire Pharmaceuticals, Inc.

On February 15, 2007, InSite and Inspire Pharmaceuticals, Inc. (“Inspire”) entered into a license agreement (the “Inspire License”), under which InSite licensed to Inspire exclusive development and commercialization rights, under InSite’s AzaSite™ patent rights and certain know-how, for topical anti-infective products containing azithromycin as the sole active ingredient for human ocular or ophthalmic indications (each a “Subject Product”) in the United States and Canada and their respective territories (the “Territory”). The Inspire License also provides for nonexclusive licenses under InSite’s DuraSite® patent rights, container patent rights, Columbia patent rights and certain know-how in the same field of use as described above. InSite also grants Inspire an exclusive sublicense under the Pfizer patent rights licensed by InSite under the Pfizer License discussed above. Inspire has the right to grant sublicenses under the terms of the Inspire License.

Under the terms of the Inspire License, Inspire has paid InSite an upfront license fee of $13,000,000 and will pay an additional $19,000,000 upon regulatory approval and the approval of an acceptable label for any Subject Product by the U.S. Food and Drug Administration. Inspire will also pay a royalty on net sales of any Subject Product in the Territory, if approved by regulatory authorities. The royalty rate will be 20% on net sales of any Subject Product in the first two years of commercialization and 25% thereafter. Inspire is obligated to pay royalties under the Inspire License for the longer of (i) eleven years from the launch of the first product, and (ii) the period during which a valid claim under a patent licensed from InSite covers a Subject Product. For five years after the first year of commercial sale, Inspire is required to pay InSite the greater of the running royalty discussed above and certain tiered minimum royalties.  The royalties discussed above are subject to certain reductions in the event of patent invalidity, third party licenses, generic competition and uncured material breach. Such reductions are cumulative but will in no event fall below a low single digit royalty based on applicable net sales. There are certain permitted offsets against both running royalties and minimum royalties which are not subject to a floor amount. InSite used $7,325,739.60 of the upfront license fee to redeem its senior secured notes issued in December 2005 and January 2006.

Under the Inspire License, InSite is responsible for obtaining regulatory approval of AzaSite™ in each country in the Territory. No more than 25 days after obtaining regulatory approval for each country in the Territory, InSite will be responsible for transferring regulatory documentation regarding AzaSite™, including the New Drug Application and Canadian equivalent, to Inspire. Thereafter, Inspire will be responsible for all regulatory obligations and strategies relating to the further development and commercialization of products in each country in the Territory. Inspire will also be responsible for all commercialization in the Territory.

The Inspire License also provides Inspire with an exclusive option to negotiate a license agreement with InSite for AzaSite Plus™, a combination antibiotic/corticosteroid product formulated with DuraSite® technology. If Inspire and InSite enter into a definitive agreement with respect to AzaSite™ Plus or if InSite publicly announces that it is no longer pursuing the development of AzaSite™ Plus, then the AzaSite™ trademark, the AzaSite™ domain names and the AzaSite™ Plus trademark, including all goodwill associated therewith, will be assigned to Inspire in the Territory.

InSite is obligated to provide to Inspire certain future developments, including know-how and patent rights, developed up to the effective transfer date of regulatory materials in the Territory that are necessary or useful to develop or commercialize any Subject Product for bacterial conjunctivitis in the Territory. Such developments will be provided without additional fees but any Subject Product that includes such developments will be subject to the same royalty rates described above. For certain further developments developed after such regulatory transfer date in the Territory, Inspire has a time-limited exclusive option to license such further developments upon terms and conditions to be separately negotiated.

The Inspire License also contains representations and warranties, indemnification and patent prosecution and enforcement provisions.

The Inspire License can be terminated by Inspire for convenience at any time after the earlier of the regulatory approval of the AzaSite™ product in the United States or April 27, 2008. Each party has the right to terminate for uncured material breach or an insolvency event of the other party. If the Inspire License is terminated by Inspire for convenience or by InSite for Inspire’s uncured material breach or insolvency, all licenses granted will terminate and all rights therein will revert back to InSite. If the Inspire License is terminated by Inspire for InSite’s uncured material breach or insolvency, Inspire will have a 12-month wind-down period to sell products in inventory and the licenses will be terminated after such wind-down period.

InSite previously entered into an agreement with Cardinal Health PTS, LLC (“Cardinal”) for the manufacture of the finished product AzaSite™. Under the terms of the Inspire License, the parties have agreed to arrangements intended to facilitate Inspire’s access to finished product manufactured by Cardinal on an interim basis and to facilitate execution of a longer term arrangement for finished product supply.

Trademark License Agreement with Inspire Pharmaceuticals, Inc.

On February 15, 2007, Inspire and InSite also entered into a Trademark License Agreement, under which InSite granted to Inspire an exclusive license to the AzaSite™ trademark and domain name and a nonexclusive license to the DuraSite® trademark in connection with the commercialization of Subject Products in the Territory under the terms of the Inspire License.

Supply Agreement with Inspire Pharmaceuticals, Inc.

Inspire and InSite also entered into a supply agreement dated February 15, 2007 (the "Supply Agreement") for the active pharmaceutical ingredient azithromycin. Previously, InSite had entered into a third party supply agreement for the production of such active ingredient. Under the Supply Agreement, InSite has agreed to supply Inspire’s requirements of such active ingredient, pursuant to certain forecasting and ordering procedures. The initial term of the Supply Agreement is until 2012, subject to customary termination provisions, such as termination for material breach. Either Inspire or InSite may terminate the Supply Agreement upon 180 days notice to the other party. In addition, Inspire may also terminate the Supply Agreement if InSite's third party supplier moves the location at which the active ingredient is manufactured. After 2012, the Supply Agreement automatically renews for successive three-year periods unless terminated pursuant to the foregoing termination provisions. If InSite is in breach of its supply obligations under the Supply Agreement, Inspire is permitted to qualify a second source supplier, at InSite's expense, and obtain the active ingredient from such second source. InSite is obligated under the Supply Agreement to maintain a minimum quantity of the active ingredient in inventory for Inspire's use in manufacturing such products and to maintain the quality agreement negotiated with its supplier. The Supply Agreement also contains certain provisions regarding the rights and responsibilities of the parties with respect to manufacturing specifications, delivery arrangements, quality assurance, regulatory compliance, product recall, and indemnification, as well as certain other customary matters.

Item 1.02. Termination of a Material Definitive Agreement

Redemption of 2005/2006 Senior Secured Notes

On February 15, 2007, InSite redeemed and cancelled $6,531,000 in aggregate principal amount of Senior Secured Notes issued on December 30, 2005 and January 11, 2006 (collectively, the “Senior Notes”). InSite paid a total of $780,503.04 in interest under the Senior Notes to the holders thereof. In connection with the redemption and cancellation of the Senior Notes, all liens on InSite’s assets, including its intellectual property, were automatically released and all of InSite’s obligations to the holders of the Senior Notes under the Amended and Restated Security Agreement, dated as of December 30, 2005, and the Intercreditor and Collateral Agency Agreement, dated as of December 30, 2005, were terminated. Of such Senior Notes redeemed by InSite, $231,000 in aggregate principal amount was held by InSite’s Chief Executive Officer. InSite also redeemed and cancelled that certain amended and restated promissory note dated as of December 30, 2005, with an aggregate principal amount of $35,000 that was issued to its Vice President, Finance and Administration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2007

InSite Vision Incorporated (Registrant)

By:	/s/ S. Kumar Chandrasekaran
Name: S. Kumar Chandrasekaran, Ph. D. Title: Chairman of the Board, Chief Executive Officer and Chief Financial Officer (on behalf of Registrant)